Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS

2017 SECOND QUARTER RESULTS

Strong Performance by Core Heavy Civil Business Enhanced by Acquisition

THE WOODLANDS, TX – August 2, 2017 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Financial Results Compared to Second Quarter 2016:

•	Revenues were $246.4 million compared to $189.6 million;
•	Gross margin was 10.2% of revenues compared to 8.2%;
•	Operating income was $8.4 million compared to $3.4 million;
•	Net income attributable to Sterling common stockholders was $3.7 million compared to $2.0 million;
•	The second quarter net income attributable to Sterling common stockholders was negatively impacted by non-recurring transactions and facility rationalization costs of approximately $2.6 million; and,
•	Net income per diluted share attributable to common stockholders was $0.13 compared to net income per diluted share of $0.09.

Heavy Civil Construction Backlog Highlights:

•	Total backlog at June 30, 2017 of $923 million was up 12.2% from December 31, 2016, and increased 14% compared to the second quarter of 2016;
•	Total backlog at June 30, 2017 excluded $77 million of projects where the Company was the apparent low bidder but the contract had not yet been signed; and,
•	Gross margin on projects in backlog as of June 30, 2017 averaged 8.4% as compared with 8.2% at December 31, 2016 and 7.8% at June 30, 2016, while gross margin on the projects awarded in the second quarter of 2017 averaged approximately 9.0%.

Residential Construction Highlights:

The residential markets continue to see steady growth in the low double-digit range. Dallas housing starts increased 13% in the second quarter of 2017 compared to the second quarter of 2016.

Business Overview:

Second quarter 2017 revenues increased approximately 30.0% compared to the prior year quarter due principally to the $42.5 million incremental contribution from the April 2017 acquisition of Tealstone. Heavy Civil revenues grew 10.3% driven principally by a ramp up in a new construction joint venture project by our Utah subsidiary.

Gross profit was $25.2 million in the second quarter of 2017, an increase of $9.7 million from the prior year second quarter. Gross margin expanded by 200 basis points to 10.2% primarily related to the Tealstone acquisition.

General and administrative expenses were $12.8 million in the second quarter of 2017, or 5.2% of revenues compared to $8.7 million or 4.6% in the second quarter of 2016. Approximately $1.9 million of the second quarter increase relates to the recurring G&A expense of Tealstone. The increase in G&A expense as a percent of revenues reflects the acceleration of our former CEO’s unvested shares, and increased recruiting and pre-bid contract costs in our Utah market.

Capital expenditures for the second quarter of 2017 were $4.0 million compared with $3.7 million for the same period in 2016.

Financial Position at June 30, 2017:

•	Cash and cash equivalents were $60.1 million.
•	Working capital totaled $73.4 million.
•	Total debt was $89.2 million.

CEO Remarks:

“Sterling had a strong second quarter, which exceeded our expectations going into the period and increased our cash position significantly,” stated Joe Cutillo, Sterling Construction’s Chief Executive Officer. “Our acquisition of Tealstone at the beginning of the quarter was an important step in the transformation of our business and was immediately accretive. This business has provided us with a higher margin revenue stream with minimal integration challenges. Beyond the near-term benefits, Tealstone gives us a strong market position in residential and commercial concrete construction in a rapidly growing market, and a pathway for meaningful expansion into adjacent markets.”

Mr. Cutillo continued, “Our core business continued to improve in the second quarter, which led to healthy revenue growth and solid gross margins. We remain focused on further improving the profitability of our Texas business through cost reductions and process improvements. Our team made meaningful progress on these goals in the second quarter. Our backlog remained relatively flat compared with the end of the first quarter as we saw slightly lower total bid activity and we stuck to our disciplined bidding approach. However, the macro environment continues to provide a steady stream of project opportunities, and we remain vigilant in pursuing only those projects where our confidence in our ability to execute at our target margin level is high.”

Guidance for 2017:

Mr. Cutillo continued, “We continue to expect 2017 revenues to be between $850 million and $880 million, and our net income attributable to Sterling common stock holders to be between $9 million and $11 million. We expect our full year 2017 average common shares outstanding to be approximately 27 million.”

Conference Call:

Sterling’s management will hold a conference call to discuss these results and recent corporate developments on Wednesday, August 2, 2017 at 09:00 a.m. ET/8:00 a.m. CT. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation infrastructure, water infrastructure, and residential and commercial concrete projects in Texas, Utah, Nevada, Colorado, Arizona, California, Hawaii and other states in which there are construction opportunities. Its heavy civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems and multi-family homes, commercial projects and parking structures. Its residential concrete projects include concrete foundations for single-family homes.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620

(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$246,412	$189,582	$399,828	$316,149
Cost of revenues	(221,207)	(174,039)	(365,336)	(297,058)
Gross profit	25,205	15,543	34,492	19,091
General and administrative expenses	(12,812)	(8,657)	(23,416)	(18,742)
Other operating income (expense), net	(4,037)	(3,505)	(4,508)	(3,434)
Operating income (loss)	8,356	3,381	6,568	(3,085)
Interest income	44	1	85	4
Interest expense	(2,984)	(812)	(3,096)	(1,685)
Loss on extinguishment of debt	(755)	--	(755)	--
Income (loss) before income taxes and earnings attributable to noncontrolling interests	4,661	2,570	2,802	(4,766)
Income tax expense	(98)	(27)	(125)	(27)
Net income (loss)	4,563	2,543	2,677	(4,793)
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(901)	(520)	(1,272)	(512)
Net income (loss) attributable to Sterling common stockholders	$3,662	$2,023	$1,405	$(5,305)

Net income (loss) per share attributable to Sterling common stockholders:
Basic	$0.14	$0.09	$0.05	$(0.25)
Diluted	$0.13	$0.09	$0.05	$(0.25)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	26,978	22,762	25,972	21,261
Diluted	27,336	22,959	26,409	21,261

Segment Results

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	% of Total	2016	% of Total	2017	% of Total	2016	% of Total
Revenue
Heavy Civil Construction	$209,194	85%	$189,582	100%	$362,610	91%	$316,149	100%
Residential Construction	37,218	15%	--	0%	37,218	9%	--	0%
Total Revenue	$246,412		$189,582		$399,828		$316,149

Operating Income
Heavy Civil Construction	$3,141	38%	$3,381	100%	$1,667	25%	$(3,085)	100%
Residential Construction	5,215	62%	--	0%	4,901	75%	--	0%
Total Operating Income	$8,356		$3,381		$6,568		$(3,085)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$60,058	$42,785
Contracts receivable, including retainage	137,913	84,132
Costs and estimated earnings in excess of billings on uncompleted contracts	40,588	32,705
Inventories	3,521	3,708
Receivables from and equity in construction joint ventures	7,463	7,130
Other current assets	11,206	5,448
Total current assets	260,749	175,908
Property and equipment, net	61,275	68,127
Goodwill	90,971	54,820
Intangibles	39,490	--
Other assets, net	2,968	2,968
Total assets	$455,453	$301,823
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$89,468	$67,097
Billings in excess of costs and estimated earnings on uncompleted contracts	76,916	64,100
Current maturities of long-term debt	1,039	3,845
Income taxes payable	179	78
Accrued compensation	12,022	5,322
Other current liabilities	7,699	6,150
Total current liabilities	187,323	146,592
Long-term liabilities:
Long-term debt, net of current maturities	88,125	1,549
Member’s interest subject to mandatory redemption and undistributed earnings	46,346	45,230
Other long-term liabilities	473	362
Total long-term liabilities	134,944	47,141
Commitments and contingencies
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 28,000,000 shares authorized, 27,027,542 and 24,987,306 shares issued	270	250
Additional paid in capital	231,321	208,922
Retained deficit	(100,333)	(101,738)
Total Sterling common stockholders’ equity	131,258	107,434
Noncontrolling interests	1,928	656
Total equity	133,186	108,090
Total liabilities and equity	$455,453	$301,823